Exhibit 3.1

SECOND AMENDMENT TO

NINTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

REDWOOD MORTGAGE INVESTORS IX, LLC

This Second Amendment to Ninth Amended and Restated Limited Liability Company Operating Agreement (“Amendment”) of Redwood Mortgage Investors IX, LLC (“Company”) is adopted and effective as of March 11, 2022 (the “Effective Date”) by Redwood Mortgage Corp., a California corporation (“Manager”) and each of the Persons admitted as Members of the Company as of the Effective Date (“Members”).

A. On October 8, 2008, a Certificate of Formation for the Company was filed with the Delaware Secretary of State.

B. The Company is currently governed by that certain Ninth Amended and Restated Limited Liability Company Operating Agreement for the Company dated March 25, 2016, as amended by that certain First Amendment to Ninth Amended and Restated Limited Liability Company Operating Agreement of the Company dated June 7, 2018 (collectively, the “Operating Agreement”). All capitalized terms not otherwise defined in this Amendment have the meanings given in the Operating Agreement.

C. Prior to the Effective Date, the Manager has received the affirmative consent of a Majority of the Members to amend the Operating Agreement in accordance with the terms of this Amendment and now desires to amend the Operating Agreement in accordance with the provisions hereof.

AMENDMENT

NOW THEREFORE, the Manager and the Members hereby amend the Operating Agreement in accordance with the following terms and conditions:

1. Extension of Term. As of the Effective Date, Section 2.9 (Term) of the Operating Agreement shall be replaced in its entirety with the following:

“2.9. Term. The term of the Company commenced on the date the Certificate was filed and shall continue until December 31, 2038 unless: (i) the term is extended by the Manager with the affirmative consent of a Majority of the Members; or (ii) the Company is earlier terminated pursuant to this Agreement or by operation of law.

2. Formation Loan. The Manager and the Members acknowledge that: (i) all Offerings for Units that increase the amount of the Formation Loans made by the Company to Redwood Mortgage Corp. have terminated; and (ii) as of the Effective Date, the aggregate principal balance of the all outstanding Formation Loans made by the Company to Redwood Mortgage Corp. is $3,251,701 (the “Formation Loan Balance”). The Manager and the Members further acknowledge and agree that, notwithstanding Section 11.12 or any other term of the Operating Agreement, the maturity date of each of the Formation Loans shall be extended through an until the last day of the term of the Company as provided in Section 2.9 of the Operating Agreement (as amended hereby) (the “Company Term”) and repayment of the Current Formation Loan Balance will be paid by making annual installments of $203,232 (“Annual Payments”). Annual Payments may be made by RMC either in full on December 31st of each calendar year during the Company Term (each, an “Annual Payment Date”) or in four equal quarterly installments payable on the last day of each calendar quarter in the year including and following the applicable Annual Payment Date. Any amount of the Formation Loan Balance remaining unpaid following the last Annual Payment Date, if any, shall be due and payable in full on the last day of the Company Term.

3. Execution & Effect of Amendment. The Manager has received the written consent from a Majority of the Existing Members to the adoption of this Amendment and is authorized to execute this Amendment on behalf of all Members as their duly appointed attorney-in-fact pursuant to the power of attorney granted under Section 2.11 of the Operating Agreement. Except as expressly amended in accordance herewith, the Operating Agreement shall remain in full force and effect without change or modification.

IN WITNESS WHEREOF, the Manager has executed this Amendment on behalf of itself and the Members to be effective as of the Effective Date.

MANAGER:	REDWOOD MORTGAGE CORP., a California Corporation

	By:	/s/ Michael R. Burwell
Michael R. Burwell, President

MEMBERS:	REDWOOD MORTGAGE CORP., a California Corporation (as attorney-in-fact of the Members of the Company as of the Effective Date)

	By:	/s/ Michael R. Burwell
Michael R. Burwell, President